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Exhibit 99.4

FOR IMMEDIATE RELEASE:	NEWS
May 27, 2005	AMEX-TPY

TIPPERARY CORPORATION ANNOUNCES INITIAL GAS SALES IN COLORADO

        DENVER, Colorado—Tipperary Corporation (AMEX-TPY), an independent energy company, today announced that it recently commenced gas sales from its Frenchman project in Phillips County, Colorado. On May 22, Tipperary began selling 1 million cubic feet of gas per day (Mmcfd), and expects to increase volumes to 1.7 Mmcfd once two additional wells are connected in one-to-two weeks. At current gas prices of approximately $6 per Mcf, the 1.7 Mmcfd is expected to generate revenue (after royalties) of approximately $250,000 per month. The wells are located in the newly designated South Holyoke Field, where Tipperary has a 100% working interest and a net revenue interest of approximately 85%.

        In the Republican project area just to the south of the Frenchman project, Tipperary is a 20% partner with The Houston Exploration Company, which is maintaining a continuous drilling program in the fractured Niobrara. The companies are in the process of completing 35 wells and constructing the gathering system. Tipperary expects initial gas sales from Republican in August 2005.

        In other news, the Company reported that Tipperary's majority shareholder, Slough Estates, USA, is continuing the previously announced process of divesting its Tipperary shares. The planned sale is part of Slough's strategy of divesting its non-core assets. The divestiture may involve modification of current Tipperary loan terms or refinancing of the Company's debt to allow repayment of debt owed to Slough and removal of Slough's guarantee of Tipperary's Australian bank facility.

        David Bradshaw, Tipperary CEO, stated, "We continue to actively develop our U.S. prospects and are pleased to report initial gas sales in eastern Colorado. We are also continuing to cooperate with Slough in its plans to sell its 54% interest in Tipperary Corporation and its 10% interest in Tipperary Oil & Gas (Australia) Pty Ltd."

          Tipperary Corporation is an independent energy company focused primarily on exploration for, and production of, coalseam and conventional natural gas. Headquartered in Denver, Colorado, Tipperary has producing operations in Queensland, Australia. Together with its affiliates, Tipperary holds a 75.25% capital interest and a 71.7% pre-royalty revenue interest in southeastern Queensland's Comet Ridge coalseam gas project totaling approximately 1,230,500 acres and holds other exploration permits in Queensland totaling approximately 77,000 acres. Domestically, Tipperary holds interests in several exploration projects in Colorado and Nebraska covering approximately 623,000 acres.

          Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," "estimate," or "continue," or comparable words. In addition, all statements other than statements of historical facts that address activities that Tipperary expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Tipperary, particularly its Annual Report on Form 10-K for the year ended December 31, 2004, for meaningful cautionary language disclosing why actual results may vary from those anticipated by management.

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CONTACTS:

Tipperary Corporation
David L. Bradshaw, CEO
303/293-9379
www.tipperarycorp.com

Pfeiffer High Investor Relations, Inc.
Geoff High
303/393-7044
http://www.pfeifferhigh.com

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TIPPERARY CORPORATION ANNOUNCES INITIAL GAS SALES IN COLORADO